Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Palmetto Bancshares, Inc. and Subsidiary

We consent to incorporation by reference in the Registration Statement of Palmetto Bancshares, Inc. on Form S-1/a amendment 2 of our report dated February 26, 2010, related to the consolidated balance sheet of Palmetto Bancshares, Inc. and Subsidiary as of December 31, 2009 and the related consolidated statements of income (loss), shareholders’ equity and comprehensive income (loss) and cash flows for the year then ended, which report appears in the December 31, 2009 Annual Report on Form 10-K, and to the reference to us under the heading “Experts” in the Registration Statement.

Greenville, South Carolina

November 24, 2010